News

DENBURY REPORTS SECOND QUARTER 2015 RESULTS

PLANO, TX – August 5, 2015 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced adjusted net income(1) (a non-GAAP measure) of $47 million for the second quarter of 2015, or $0.13(1)(2) per diluted share. On a GAAP basis, the Company recorded a net loss of $1.1 billion, or $3.28 per diluted share, on quarterly revenues of $374 million. Adjusted net income(1) for the second quarter of 2015 differs from GAAP net income due to the exclusion of (1) a $1.7 billion ($1.1 billion after tax) write-down of oil and natural gas properties, (2) a $173 million ($107 million after tax) loss on noncash fair value adjustments on commodity derivatives(1) (a non-GAAP measure), and (3) a $31 million income tax valuation allowance.

Sequential and year-over-year comparisons of selected quarterly financial items are shown in the following table:

	Quarter Ended
(in millions, except per share and unit data)	June 30, 2015	March 31, 2015	June 30, 2014
Revenues	$374	$304	$669
Net loss	(1,148)	(108)	(55)
Adjusted net income(1) (non-GAAP measure)	47	23	93
Net loss per diluted share	(3.28)	(0.31)	(0.16)
Adjusted net income per diluted share(1)(2) (non-GAAP measure)	0.13	0.07	0.26
Cash flows from operations	289	138	330
Adjusted cash flows from operations(1)(3) (non-GAAP measure)	252	195	314
Average realized oil price per barrel (excluding derivative settlements)	56.92	46.02	100.04

Total production (BOE/d)	73,716	74,356	75,320

Sequentially, adjusted net income(1) increased $24 million and adjusted cash flows from operations(1)(3) (a non-GAAP measure) increased $57 million for the second quarter of 2015 compared to first quarter of 2015 levels, primarily due to an increase in oil revenues as a result of a 24% increase in quarter-to-

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	Calculated using average diluted shares outstanding of 351.1 million, 352.1 million and 350.2 million for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

(3)	Adjusted cash flows from operations reflects cash flows from operations before working capital changes but is not adjusted for nonrecurring items.

quarter realized oil prices and reductions in lease operating and general and administrative expenses, partially offset by a lower level of receipts on settlements of derivative contracts. Compared to the prior-year second quarter, adjusted net income(1) for the second quarter of 2015 decreased $46 million and adjusted cash flows from operations(1)(3) decreased $62 million, primarily due to a decrease in oil revenues as a result of a significant decline in realized oil prices, partially offset by higher cash receipts on settlements of derivative contracts and reductions in operating expenses.

MANAGEMENT COMMENT

Phil Rykhoek, Denbury’s President and CEO, commented, “As demonstrated in our second quarter results, we continue to make significant strides in reducing our cost structure while maintaining relatively flat production levels even with a significantly reduced level of capital spending. Our second quarter lease operating expenses were below $20 per BOE and represented the sixth consecutive quarterly drop excluding non-recurring items. We continue to see new cost reduction ideas and efficiencies being implemented across Denbury, many of which have come directly from the work of our innovation and improvement teams, as we recently completed in-depth evaluations of all fields and certain operational processes. One of the direct outcomes of our innovation and improvement teams, which contributed to our cost reductions in the second quarter, was improved CO2 utilization in the Gulf Coast region, resulting in a nearly 25% decrease in CO2 usage from first quarter 2015 levels. In addition to our cost savings, we have seen promising results from our new Hastings Field series flood, which contributed to a 14% increase in that field’s tertiary production from first quarter 2015 levels. This helped boost our overall tertiary production by 2% on a sequential-quarter basis to a new quarterly record high of 42,584 barrels of oil per day. Overall, our total production on a sequential-quarter basis was down less than 1%, primarily due to weather-related downtime caused by flooding at our Thompson Field in south Texas which impacted our second quarter production by approximately 500 barrels of oil equivalent per day.

“We believe our unique asset base and operational improvement initiatives are showing many positive aspects in this lower oil price environment. We are extremely pleased with the progress we have made on reducing our cost structure and we continue to demonstrate our ability to maintain relatively flat production even while spending at a significantly reduced level. Despite the recent downturn in prices, we are still on course to generate significant free cash flow in excess of capital spending and dividends in 2015. In light of this, our bank credit facility balance was $350 million at the end of the second quarter versus $465 million at the end of the first quarter.”

PRODUCTION

Denbury’s total production for the second quarter of 2015 averaged 73,716 barrels of oil equivalent per day (“BOE/d”), which included 42,584 barrels of oil per day (“Bbls/d”) from tertiary properties and 31,132 BOE/d from non-tertiary properties. Total production during the second quarter of 2015 decreased

2% compared to second quarter of 2014 levels and less than 1% compared to those in the first quarter of 2015, due primarily to weather-related downtime caused by flooding at Thompson Field in south Texas, which impacted quarterly production by approximately 500 BOE/d, and minor downtime at other fields. In addition, year-over-year quarterly production was impacted by the decrease in Denbury’s ownership interest in Delhi Field due to the November 1, 2014 contractual reversionary assignment of approximately 25% of Denbury’s interest to the seller of the field, which reduced second quarter of 2015 production by approximately 1,200 Bbls/d. However, excluding the production decreases due to the reversionary interest at Delhi Field in the fourth quarter of 2014 and the impact of flooding at Thompson Field in the second quarter of 2015, the Company’s production would have been consistent or higher than the second quarter of 2014. Second quarter of 2015 production was 95% oil, compared to 94% oil in the same prior-year period.

Tertiary oil production during the second quarter of 2015 increased 2%, or 757 Bbls/d, on a sequential-quarter basis and 4%, or 1,687 Bbls/d, from levels in the second quarter of 2014. On a sequential-quarter basis, the tertiary production increase was primarily driven by production growth at the Company’s mature properties and Hastings Field, which has begun to benefit from the partial implementation of a series flood. The tertiary production increase over second quarter of 2014 production levels was primarily due to production growth at Hastings, Heidelberg, Oyster Bayou, Tinsley, and Bell Creek fields, partially offset by production declines at the Company’s mature properties and the reversionary assignment of approximately 25% of Denbury’s interest in Delhi Field.

Non-tertiary oil-equivalent production was down 4%, or 1,397 BOE/d, on a sequential-quarter basis and 10%, or 3,291 BOE/d, from second quarter of 2014 levels. These decreases in non-tertiary oil-equivalent production include flooding at Thompson Field, weather-related power outages at Cedar Creek Anticline, and minor downtime at other fields. The year-over-year quarterly comparison was further impacted by natural gas production at Riley Ridge, which remained shut-in during the second quarter of 2015.

REVIEW OF FINANCIAL RESULTS

Oil and natural gas revenues, excluding the impact of derivative contracts, decreased 44% when comparing the second quarters of 2015 and 2014, primarily due to a 42% decline in realized commodity prices and a slight decrease in production. Denbury’s average realized oil price, excluding derivative settlements, was $56.92 per Bbl in the second quarter of 2015, compared to $46.02 per Bbl in the first quarter 2015 and $100.04 per Bbl in the prior-year second quarter. Including derivative settlements, Denbury’s average realized oil price was $76.30 per Bbl in the second quarter of 2015, compared to $69.28 in the first quarter 2015 and $92.32 per Bbl in the prior-year second quarter. The oil price realized relative to NYMEX oil prices (the Company’s NYMEX oil price differential) in the second quarter of 2015 was $0.89 per Bbl below NYMEX prices, compared to a differential of $2.81 per Bbl below NYMEX in the first quarter of 2015 and $3.03 per Bbl below NYMEX in the second quarter of 2014.

Lease operating expenses averaged $19.70 per BOE in the second quarter of 2015, a decrease of 7% from the $21.08 per-BOE average in the first quarter 2015 and 17% from the $23.82 per-BOE average in the second quarter of 2014. Lease operating costs have declined as a result of the Company’s cost reduction efforts throughout 2014 and early 2015, as well as general market decreases in the prices of many of the components of these costs. The Company’s recurring lease operating expenses (excluding Delhi remediation costs and insurance reimbursements and unplanned Riley Ridge well workovers) per BOE have decreased each sequential quarter since the fourth quarter of 2013 and decreased a total of 25% between the fourth quarter of 2013 and second quarter of 2015.

Taxes other than income, which includes ad valorem, production, and franchise taxes, increased $7 million on a sequential-quarter basis and decreased $17 million from the prior-year second quarter level. The levels of taxes other than income during most periods are generally aligned with fluctuations in oil and natural gas revenues.

General and administrative expenses were $38 million in the second quarter of 2015, decreasing $1 million, or 3%, from the prior-year second quarter level. As part of the Company’s efforts to reduce operating costs in response to the significant decline in oil prices, Denbury reduced its employee headcount in mid-2015 through an involuntary workforce reduction, which contributed to an overall headcount reduction of approximately 10% between January 1, 2015 and July 31, 2015.

Interest expense, before capitalized interest, was $49 million in the second quarter of 2015, compared to $52 million in the second quarter of 2014, due primarily to a $126 million decrease in average debt outstanding, combined with a slight reduction in the average interest rate due to the Company’s April 2014 refinancing of its $996 million in 8¼% Notes with $1.25 billion of 5½% Notes. Capitalized interest was $9 million in the second quarter of 2015, compared to $6 million in the prior-year second quarter, resulting in net interest expense of $40 million in the second quarter of 2015, compared to $47 million in the prior-year second quarter. Excess cash flow from operations was used to pay down borrowings on the Company’s bank credit facility, which ended the second quarter at $350 million, down from $465 million at the end of the first quarter.

As a result of the significant decrease in pricing during the fourth quarter of 2014 and its continued decline in the first and second quarters of 2015, the Company recognized full cost pool ceiling test write-downs of $1.7 billion and $0.2 billion during the three months ended June 30, 2015 and March 31, 2015, respectively. In determining this write-down, the Company is required to use the rolling first-day-of-the-month oil and gas prices for the preceding 12 months, after adjustments for market differentials by field, which averaged $68.48 per Bbl for crude oil and $3.74 per Mcf for natural gas for the period ended June

30, 2015. The Company currently estimates that the full cost ceiling test write-down in the third quarter of 2015 could be in a range of similar magnitude as the write-down recorded in the second quarter of 2015 depending, in part, upon changes in oil and natural gas prices, proved oil and natural gas reserve volumes, future capital expenditures and operating costs.

Denbury’s overall depletion, depreciation, and amortization (“DD&A”) rate was $22.05 per BOE in the second quarter of 2015, compared to $21.62 per BOE in the prior-year second quarter, the increase primarily driven by higher depletable costs. On a sequential-quarter basis, the DD&A rate decreased slightly from the first quarter 2015 rate of $22.41 per BOE. Based on full cost pool ceiling test write-downs recognized during the six months ended June 30, 2015, the DD&A rate for the remainder of 2015 is expected to decrease from the second quarter of 2015 rate due to the reduction in depletable costs associated with the Company’s reserves base.

Receipts on settlements of oil and natural gas derivative contracts were $124 million in the second quarter of 2015, compared to receipts of $148 million in the first quarter 2015 and payments of $50 million in the prior-year second quarter. These settlements resulted in an increase in average net realized oil prices of $19.38 per Bbl in the second quarter of 2015, an increase of $23.26 per Bbl in the first quarter of 2015, and a decrease of $7.72 per Bbl in the second quarter of 2014. Changes in the fair values of the Company’s derivative contracts in the second quarter of 2015 resulted in a noncash pre-tax loss of $173 million, compared to a similar loss of $65 million in the first quarter of 2015 and $125 million in the prior-year second quarter.

Denbury’s effective tax rate for the second quarter of 2015 was 35.6%, down from 37.3% in the prior-year second quarter primarily as a result of the recognition of a $31 million income tax valuation allowance against state net operating losses, which reduced the deferred tax benefit recognized in the current quarter. The valuation allowance was recognized as a result of the June 2015 change in Louisiana tax law which limits utilization of certain deductions, including net operating loss carryforwards. The Company’s estimated statutory rate remained at 38%, consistent with the prior-year second quarter.

2015 PRODUCTION AND CAPITAL EXPENDITURE ESTIMATES

Denbury’s estimated 2015 production is unchanged from previously disclosed estimates shown in the following table.

Operating Area	2015 Estimated Production (BOE/d)
Tertiary	42,100 – 43,700
Cedar Creek Anticline	18,000 – 18,800
Gulf Coast Non-Tertiary	8,300 – 8,700
Other Rockies Non-Tertiary	4,100 – 4,300
Total Production	72,500 – 75,500

Denbury’s full-year 2015 capital expenditure budget remains unchanged from the previously disclosed amount of $550 million. The capital budget consists of $465 million of tertiary, non-tertiary, and CO2 supply and pipeline projects, plus approximately $85 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs; capitalized interest; and pre-production startup costs associated with new tertiary floods). Of this combined capital expenditure amount, $217 million (approximately 39%) has been incurred through the first six months of 2015.

CONFERENCE CALL AND ANNUAL MEETING INFORMATION

Denbury management will host a conference call to review and discuss second quarter 2015 financial and operating results, as well as financial and operating guidance for the remainder of 2015, today, Wednesday, August 5, at 10:00 A.M. (Central). Individuals who would like to participate should dial 800.230.1096 or 612.332.0725 ten minutes before the scheduled start time. To access a live audio webcast of the conference call, please visit the investor relations section of the Company’s website at www.denbury.com. The audio webcast will be archived on the website for at least 30 days, and a telephonic replay will be accessible for one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 324018.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated 2015 production and capital expenditures, estimated cash generated from operations in 2015 and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
Ross M. Campbell, Manager of Investor Relations, 972.673.2825

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

Following are unaudited financial highlights for the comparative three and six month periods ended June 30, 2015 and 2014. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings, with additional required disclosures included in the Company’s Form 10-Q:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share data	2015	2014	2015	2014
Revenues and other income
Oil sales	$361,732	$646,799	$654,002	$1,260,779
Natural gas sales	5,159	10,230	10,359	20,096
CO2 and helium sales and transportation fees	7,152	11,822	14,124	22,583
Interest income and other income	2,651	3,269	5,858	10,406
Total revenues and other income	376,694	672,120	684,343	1,313,864
Expenses
Lease operating expenses	132,170	163,250	273,254	333,629
Marketing and plant operating expenses	14,215	18,149	25,900	34,935
CO2 and helium discovery and operating expenses	945	5,590	1,892	10,795
Taxes other than income	33,555	50,850	60,234	96,795
General and administrative expenses	37,947	38,952	84,227	82,645
Interest, net of amounts capitalized of $8,738, $5,795, $17,147, and $11,551, respectively	39,863	46,550	79,962	95,384
Depletion, depreciation, and amortization	147,940	148,164	297,898	289,294
Commodity derivatives expense (income)	48,926	174,771	(34,150)	251,440
Loss on early extinguishment of debt	—	113,908	—	113,908
Write-down of oil and natural gas properties	1,705,800	—	1,852,000	—
Total expenses	2,161,361	760,184	2,641,217	1,308,825
Income (loss) before income taxes	(1,784,667)	(88,064)	(1,956,874)	5,039
Income tax provision (benefit)
Current income taxes	(1,696)	(4,300)	(121)	318
Deferred income taxes	(634,472)	(28,564)	(700,508)	1,611
Net income (loss)	$(1,148,499)	$(55,200)	$(1,256,245)	$3,110

Net income (loss) per common share
Basic	$(3.28)	$(0.16)	$(3.59)	$0.01
Diluted	$(3.28)	$(0.16)	$(3.59)	$0.01

Dividends declared per common share	$0.0625	$0.0625	$0.1250	$0.1250

Weighted average common shares outstanding
Basic	350,039	347,803	349,653	349,267
Diluted	350,039	347,803	349,653	351,566

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to adjusted net income (non-GAAP measure)(1):

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands	2015	2014	2015	2015	2014
Net income (loss) (GAAP measure)	$(1,148,499)	$(55,200)	$(107,746)	$(1,256,245)	$3,110
Noncash fair value adjustments on commodity derivatives	173,077	124,599	65,389	238,466	174,099
Loss on early extinguishment of debt	—	113,908	—	—	113,908
Write-down of oil and natural gas properties	1,705,800	—	146,200	1,852,000	—
Estimated income taxes on above adjustments to net income (loss)	(713,973)	(90,633)	(80,404)	(794,377)	(109,443)
Valuation allowance on deferred taxes	30,500	—	—	30,500	—
Adjusted net income (non-GAAP measure)	$46,905	$92,674	$23,439	$70,344	$181,674

(1)	See “Non-GAAP Measures” at the end of this report.

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure)(1):

	Three Months Ended			Six Months Ended
In thousands	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
Net income (loss) (GAAP measure)	$(1,148,499)	$(55,200)	$(107,746)	$(1,256,245)	$3,110
Adjustments to reconcile to adjusted cash flows from operations
Depletion, depreciation, and amortization	147,940	148,164	149,958	297,898	289,294
Deferred income taxes	(634,472)	(28,564)	(66,036)	(700,508)	1,611
Stock-based compensation	7,118	8,871	7,849	14,967	17,217
Noncash fair value adjustments on commodity derivatives	173,077	124,599	65,389	238,466	174,099
Loss on early extinguishment of debt	—	113,908	—	—	113,908
Write-down of oil and natural gas properties	1,705,800	—	146,200	1,852,000	—
Other	620	2,353	(138)	482	3,576
Adjusted cash flows from operations (non-GAAP measure)	251,584	314,131	195,476	447,060	602,815
Net change in assets and liabilities relating to operations	37,373	15,716	(57,712)	(20,339)	(58,110)
Cash flows from operations (GAAP measure)	$288,957	$329,847	$137,764	$426,721	$544,705

(1)	See “Non-GAAP Measures” at the end of this report.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value adjustments on commodity derivatives (non-GAAP measure)(1):

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands	2015	2014	2015	2015	2014
Receipt (payment) on settlements of commodity derivatives	$124,151	$(50,172)	$148,465	$272,616	$(77,341)
Noncash fair value adjustments on commodity derivatives (non-GAAP measure)	(173,077)	(124,599)	(65,389)	(238,466)	(174,099)
Commodity derivatives income (expense) (GAAP measure)	$(48,926)	$(174,771)	$83,076	$34,150	$(251,440)

(1)	See “Non-GAAP Measures” at the end of this report.

OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
Production (daily – net of royalties)
Oil (barrels)	69,837	71,051	70,564	70,199	70,446
Gas (mcf)	23,273	25,614	22,752	23,014	24,463
BOE (6:1)	73,716	75,320	74,356	74,034	74,523
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$56.92	$100.04	$46.02	$51.47	$98.88
Gas (per mcf)	2.44	4.39	2.54	2.49	4.54
BOE (6:1)	54.69	95.86	44.45	49.58	94.96
Unit sales price (including derivative settlements)
Oil (per barrel)	$76.30	$92.32	$69.28	$72.79	$92.88
Gas (per mcf)	2.89	4.27	2.91	2.90	4.34
BOE (6:1)	73.20	88.54	66.64	69.92	89.23
NYMEX differentials
Gulf Coast region
Oil (per barrel)	$1.86	$0.73	$(0.29)	$0.79	$1.89
Gas (per mcf)	(0.10)	(0.04)	(0.24)	(0.17)	0.13
Rocky Mountain region
Oil (per barrel)	$(6.48)	$(10.54)	$(7.75)	$(7.19)	$(9.77)
Gas (per mcf)	(0.68)	(0.37)	(0.35)	(0.51)	(0.44)
Total company
Oil (per barrel)	$(0.89)	$(3.03)	$(2.81)	$(1.87)	$(1.97)
Gas (per mcf)	(0.30)	(0.19)	(0.28)	(0.29)	(0.11)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
Average Daily Volumes (BOE/d) (6:1)	2015	2014	2015	2015	2014
Tertiary oil production
Gulf Coast region
Mature properties
Brookhaven	1,691	1,818	1,612	1,652	1,847
Eucutta	2,054	2,150	1,905	1,980	2,165
Mallalieu	1,537	1,839	1,574	1,555	1,838
Other mature properties (1)	5,888	6,156	5,710	5,800	6,220
Total mature properties	11,170	11,963	10,801	10,987	12,070
Delhi	3,623	4,543	3,551	3,587	4,625
Hastings	5,350	4,759	4,694	5,024	4,689
Heidelberg	5,885	5,609	6,027	5,955	5,467
Oyster Bayou	5,936	4,415	5,861	5,899	4,236
Tinsley	8,740	8,518	8,928	8,833	8,475
Total Gulf Coast region	40,704	39,807	39,862	40,285	39,562
Rocky Mountain region
Bell Creek	1,880	1,090	1,965	1,922	835
Total Rocky Mountain region	1,880	1,090	1,965	1,922	835
Total tertiary oil production	42,584	40,897	41,827	42,207	40,397
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	1,400	2,319	1,761	1,580	2,415
Texas	6,304	6,508	6,490	6,396	6,476
Other	906	1,049	1,006	956	1,041
Total Gulf Coast region	8,610	9,876	9,257	8,932	9,932
Rocky Mountain region
Cedar Creek Anticline	18,089	19,155	18,522	18,304	19,081
Other	4,433	5,392	4,750	4,591	5,113
Total Rocky Mountain region	22,522	24,547	23,272	22,895	24,194
Total non-tertiary production	31,132	34,423	32,529	31,827	34,126
Total production	73,716	75,320	74,356	74,034	74,523

(1)	Other mature properties include Cranfield, Little Creek, Lockhart Crossing, Martinville, McComb and Soso fields.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Oil and natural gas revenues	$54.69	$95.86	$49.58	$94.96
Receipt (payment) on settlements of commodity derivatives	18.51	(7.32)	20.34	(5.73)
Lease operating expenses	(19.70)	(23.82)	(20.39)	(24.73)
Production and ad valorem taxes	(4.43)	(6.93)	(3.93)	(6.67)
Marketing expenses, net of third-party purchases, and plant operating expenses	(1.86)	(1.97)	(1.66)	(1.91)
Production netback	47.21	55.82	43.94	55.92
CO2 and helium sales, net of operating and exploration expenses	0.93	0.90	0.91	0.87
General and administrative expenses	(5.66)	(5.68)	(6.29)	(6.13)
Interest expense, net	(5.94)	(6.79)	(5.97)	(7.07)
Other	0.97	1.58	0.77	1.10
Changes in assets and liabilities relating to operations	5.57	2.29	(1.52)	(4.31)
Cash flows from operations	43.08	48.12	31.84	40.38
DD&A	(22.05)	(21.62)	(22.23)	(21.45)
Write-down of oil and natural gas properties	(254.29)	—	(138.21)	—
Deferred income taxes	94.58	4.17	52.28	(0.12)
Loss on early extinguishment of debt	—	(16.62)	—	(8.44)
Noncash fair value adjustments on commodity derivatives	(25.80)	(18.18)	(17.79)	(12.91)
Other noncash items	(6.73)	(3.92)	0.36	2.77
Net income (loss)	$(171.21)	$(8.05)	$(93.75)	$0.23

CAPITAL EXPENDITURE SUMMARY (UNAUDITED) (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands	2015	2014	2015	2014
Capital expenditures by project
Tertiary oil fields	$53,694	$162,495	$96,594	$286,396
Non-tertiary fields	21,595	68,130	52,579	122,981
Capitalized interest and internal costs (2)	22,919	21,483	48,499	45,702
Oil and natural gas capital expenditures	98,208	252,108	197,672	455,079
CO2 pipelines	5,517	9,112	6,296	12,356
CO2 sources (3)	630	14,975	10,482	28,237
CO2 capitalized interest and other	1,600	906	2,603	2,052
Capital expenditures, before acquisitions	105,955	277,101	217,053	497,724
Acquisitions of oil and natural gas properties	21,698	—	21,959	—
Capital expenditures, total	$127,653	$277,101	$239,012	$497,724

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs; capitalized interest; and pre-production startup costs associated with new tertiary floods.

(3)	Includes capital expenditures related to the Riley Ridge gas processing facility.

DENBURY RESOURCES INC.
SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)

	June 30,	December 31,
In thousands	2015	2014
Cash and cash equivalents	$4,413	$23,153
Total assets	10,495,303	12,727,802

Borrowings under bank credit facility	$350,000	$395,000
Borrowings under senior subordinated notes (principal only)	2,852,734	2,852,735
Financing and capital leases	306,503	323,624
Total debt (principal only)	$3,509,237	$3,571,359

Total stockholders' equity	$4,400,034	$5,703,856

	Six Months Ended
	June 30,
In thousands	2015	2014
Cash provided by (used in)
Operating activities	$426,721	$544,705
Investing activities	(336,512)	(516,902)
Financing activities	(108,949)	(27,944)

Cash dividends paid	43,528	43,461

NON-GAAP MEASURES

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. The excluded items for the periods presented are those which reflect the write-down of oil and natural gas properties, noncash fair value adjustments on the Company’s commodity derivative contracts, the cost of early debt extinguishment, and a valuation allowance on deferred taxes. Management believes that adjusted net income may be helpful to investors, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income should not be considered in isolation or as a substitute for net income reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

Adjusted cash flows from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flows from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that it is important to consider this additional measure, along with cash flows from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from “Commodity derivatives expense (income)” in the Consolidated Statements of Operations in that the noncash fair value adjustments on commodity derivatives represents only the net change between periods of the fair market values of open commodity derivative positions, and excludes the impact of settlements on commodity derivatives during the period. Management believes that noncash fair value adjustments on commodity derivatives is a useful supplemental disclosure to “Commodity derivatives expense (income)” because the GAAP measure also includes settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies in calculating EBITDA and in adjusting net income to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.